Exhibit 10.13

Creafi Online Media Terms

Creafi-Online-Media.com shall remit payment to publishers in Right Media within 35 days from the end of the month, and to publishers in Appnexus within 65 days from the end of the month once the invoice has been received. All payments will be based on Creafi-Online-Media.com ad server statistics. Creafi-Online-Media.com shall pay the agreed percentage of revenue share after discounting $0,015 CPM ad serving cost. If publisher cost eCPM is less than 0,035 before deducting $0,015 serving fee, no payment will be done, meaning a publisher needs to have a minimum 0,05 cost eCPM to get paid. If the publisher cost eCPM is over 0,08, no serving fee will be applied. We only accept invoices (and remit payments) with a minimum amount of $100.00 (USD) if preferred payment method is via PayPal, or $1,000.00 (USD) if payment method is via wire transfer. Lower amounts will be accumulated to the following calendar month. Stats and numbers are verified by various systems, no payments will be made to publishers if an alert is received from one of our systems related to suspicious traffic until the stats are checked and verified and no evidence is found to be fraudulent.